Exhibit 99.2

Trimble Announces Stock Repurchase Program

Program Part of Company’s Strategy to Enhance Shareholder Value

SUNNYVALE, Calif., Jan. 23, 2008– Trimble (NASDAQ:TRMB) today announced that its Board of Directors has authorized a stock repurchase program for up to $250 million, effective February 1, 2008.

"This stock repurchase program reflects our ongoing positive outlook," said Steven W. Berglund, president and chief executive officer of Trimble. "Our first priority is continuing to invest our cash flow in the business through internal developments or value-enhancing strategic acquisitions. However, based on our current multi-year outlook we believe we will generate cash in excess of those needs and returning that excess cash to our shareholders through a buy-back program is the most effective mechanism to enhance shareholder value.”

The timing and actual number of shares repurchased will depend on a variety of factors including price, regulatory requirements, capital availability, and other market conditions. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,600 employees in over 18 countries.

For more information, visit Trimble's Web site at http://www.trimble.com.

Certain statements made in this press release regarding the Company's plans to repurchase up to $250 million of its common stock, the anticipated effect of such repurchase, future cash flow and other statements that are not historical in nature constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this news release. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to have available resources and cash flows from operating activities to repurchase the shares and changing market and economic trends in the industry. More information about potential factors which could affect Trimble's business and financial results is set forth in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. All forward looking statements are based on information available to Trimble as of the date hereof, and Trimble assumes no obligation to update such statements.

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